As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-275081

Registration No. 333-278390

Registration No. 333-285822

Registration No. 333-294695

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-275081

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278390

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285822

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-294695

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

URGENT.LY INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2848640
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

44927 George Washington Blvd, Suite 265, Office 209

Ashburn, VA 20147

(Address of Principal Executive Offices, including Zip Code)

2013 Equity Incentive Plan

2023 Equity Incentive Plan

2023 Employee Stock Purchase Plan

Otonomo Technologies Ltd. 2021 Share Incentive Plan

(Full title of the Plans)

David Ferrick

Chief Executive Officer

Urgent.ly Inc.

44927 George Washington Blvd, Suite 265, Office 209

Ashburn, VA 20147

(571) 350-3600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Robert O’Connor, Esq.

Mark B. Baudler, Esq.

Lianna C. Whittleton, Esq.

David G. Sharon, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2000

Andrea Makkai VP, Finance & Accounting Urgent.ly Inc. 44927 George Washington Blvd, Suite 265, Office 209 Ashburn, VA 20147 (571) 350-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) (i) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) of Urgent.ly Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) and (ii) are being filed to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement.

•

Registration Statement on Form S-8 (No. 333-275081) pertaining to the registration of (i) 2,153,366 Shares issuable under the 2023 Equity Incentive Plan (the “2023 Plan”), (ii) 221,311 Shares issuable under the 2023 Employee Stock Purchase Plan (the “ESPP”), (iii) 43,882 Shares issuable under the 2013 Equity Incentive Plan (the “2013 Plan”), and (iv) 143,070 Shares issuable under the Otonomo Technologies Ltd. 2021 Share Incentive Plan (the “Otonomo Plan”).

•	Registration Statement on Form S-8 (No. 333-278390) pertaining to the registration of (i) 553,278 Shares issuable under the 2023 Plan and (ii) 110,655 Shares issuable under the ESPP.

•	Registration Statement on Form S-8 (No. 333-285822) pertaining to the registration of (i) 553,278 Shares issuable under the 2023 Plan and (ii) 110,655 Shares issuable under the ESPP.

•	Registration Statement on Form S-8 (No. 333-294695) pertaining to the registration of (i) 46,106 Shares issuable under the 2023 Plan and (ii) 9,221 Shares issuable under the ESPP.

On March 13, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Agero, Inc., a Nevada corporation (“Parent”), and Medford Hawk, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on April 28, 2026, Purchaser was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share (other than (i) Shares held in the treasury of the Registrant immediately prior to the effective time of the Merger (the “Effective Time”), (ii) any Shares held by stockholders or owned by beneficial owners who are entitled to demand, and have properly demanded and properly exercised and perfected a demand for appraisal of such Shares in accordance with the Delaware General Corporation Law and have neither failed to perfect nor effectively withdrawn or lost such rights prior to the Effective Time, and (iii) any Shares that were owned by Parent, Purchaser or any other subsidiary of Parent at the commencement of the cash tender offer by Purchaser and were owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time), was converted into the right to receive $5.50 per Share in cash, net to the holder thereof in cash, without interest and subject to any applicable withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashburn, State of Virginia, on April 28, 2026.

URGENT.LY INC.

By: /s/ David Ferrick Name: David Ferrick Title: Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.